Exhibit 99.1

Jupiter Wellness Announces Appointment of Dr. Andy Goren to Scientific Advisory Board.

JUPITER, FL / ACCESSWIRE / July, 15th 2021 / Jupiter Wellness, Inc. (NASDAQ:JUPW), today announced that Dr Andy Goren has been appointed to its Scientific Advisory Board.

Dr. Andy Goren has more than twenty years experience in clinical research, development and commercialization of breakthrough therapeutics and diagnostics. Among his list of many firsts in dermatology, Dr. Goren was the first to develop a clinical genetic test for predicting androgenetic alopecia, the first to discover epigenetic markers predicting anti-androgen therapy response in female androgenetic alopecia, the first to develop a clinical acne vulgaris antibiotic response test based on P. Acnes bacterial genomics, and the first to develop a rapid-test for predicting Minoxidil response in Androgenetic Alopecia.

Dr. Goren is actively involved in the development, commercialization, and listing of several drugs and medical devices including new therapies for female pattern hair loss, chemotherapy induced alopecia, excessive hair shedding, female sexual dysfunction and COVID-19. His latest research involves the use of anti-androgen therapy for the treatment of COVID-19 that was performed in conjunction with the Brazilian Government.

Dr. Goren is the President and Chief Medical Officer of Applied Biology,Irvine, CA. He is External Medical Advisor and a Co-Researcher, Trichology Unit, Ramon y Cajal Hospital, Madrid, Spain, a Visiting Professor of Dermatology, Department of Dermatology and Venereology, Clinical Hospital Center Sestre Milosrdnice, Zagreb, Croatia, a Medical Doctor at the Skin & Cosmetic Research Dept., Shanghai Skin Disease Hospital, Shanghai, China and a Visiting Medical Doctor, Department of Dermatology and Venereology, L.T.M. Medical College Sion, Mumbai, India. Clinical Research Director at Samel Hospital, Manaus, Brazil. Dr. Goren has published dozens of peer-reviewed original medical research papers. He is an honorary as well as ordinary member of several dermatology societies world-wide as well as a regular lecturer at dermatology congresses around the world.

“We are delighted to welcome Dr. Goren to our Scientific Advisory Board” stated Dr Glynn Wilson, Chief Scientific Officer of Jupiter Wellness. “We have already established an important collaboration with him and his colleagues for our clinical programs in eczema, burns, and actinic keratosis. Andy’s expertise in dermatology and widespread access to clinics worldwide will help progress development of our skin products and provide us access to patients through his many affiliations with large dermatological hospitals around the world. More importantly, he has a unique understanding of the translation of scientific data into commercial products”.

About Jupiter Wellness

Jupiter Wellness, Inc. (NASDAQ:JUPW) is a leading developer of skin care therapeutics and treatments. The Company’s product pipeline of enhanced skin care therapeutics focuses on the endocannabinoid system to address indications including eczema, burns, herpes cold sores, and skin cancer. Jupiter generates revenue from a growing line of proprietary over-the-counter skincare products including CaniSun™ sunscreen and other wellness brands sold through www.cbdcaring.com.

For additional information, please visit www.jupiterwellness.com. The Company’s public filings can be found at www.Sec.gov.

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To the extent any statements contained in this presentation of Jupiter Wellness, Inc. (the “Company”) contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 and the information that are based upon beliefs of, and information currently available to, the company’s management as well as estimates and assumptions made by the company’s management. These statements can be identified by the fact that they do not relate strictly to historic or current facts. When used in this presentation the words “estimate,” “expect,” intend,” believe,” plan,” “anticipate,” “projected” and other words or the negative of these terms and similar expressions as they relate to the company or the company’s management identify forward-looking statements. Such statements reflect the current view of the company with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the company’s industry, its operations and results of operations and any businesses that may be acquired by the company. Should one or more of these risks or uncertainties materialize, or the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned. Although the company believes that the expectations reflected in the forward-looking statements are reasonable, the company cannot guarantee future results, performance, or achievements. Except as required by applicable law, including the security laws of the United States, the company does not intend to update any of the forward-looking statements to conform these statements to actual results.

Investor & Public Relations Contact Info
Phone: 561-244-7100
Email: info@JupiterWellness.com